For Immediate Release

Spectrum Control Acquires Components Business Unit
of REMEC, Inc.

        Fairview, PA, October 15, 2004 ----- Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of electronic control products and systems, today announced that it has acquired substantially all of the assets and assumed certain liabilities of the RF and microwave Components Business Unit ("CBU") of REMEC, Inc. REMEC, Inc. (NASDAQ:REMC) is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications. The purchase price of the acquisition was $8 million, plus possible contingent payments based upon CBU customer order rates during the next six months.

        CBU, based in Palm Bay, Florida, designs and manufactures RF and microwave components for military, aerospace and commercial wireless markets. These high-end components include amplifiers, frequency mixers, and various types of oscillators (voltage control, dielectric resonator, and digitally tuned). Major applications for these products include weapons systems, missiles, satellite systems, wireless base stations, and cable TV systems.

        Dick Southworth, Spectrum Control's President and Chief Executive Officer, commented, "With this acquisition, we continue to significantly expand our microwave technologies and product lines. CBU's products are a natural complement and extension to our existing frequency control product offerings which already include microwave synthesizers, multiple channel filter banks and preselectors, GPS low noise amplifiers, and numerous RF and microwave filter components. The expansion of our product offerings, particularly with more complex advanced systems and components, is a major element of our current strategic focus and long-term growth plan. Based upon current market conditions and customer order rates, we expect CBU sales to approximate $10 to $12 million during the next twelve months", he concluded.

Forward Looking Information

        This release contains statements concerning future sales of the acquired Components Business Unit of REMEC, Inc. These forward-looking statements are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are based on current expectations and are subject to certain risks, uncertainties and assumptions. Factors that could cause results to differ from the Company's expectations include the ability of Spectrum Control to successfully integrate the acquired business with the existing operations of its Frequency Control Products Group and other factors generally affecting the Company's businesses. For factors generally affecting Spectrum Control's businesses, please see the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2003, and quarterly Reports Form 10-Q that have been filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Spectrum Control

        Spectrum Control is a leading designer and manufacturer of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are telecommunications equipment and military/aerospace, with applications in wireless base stations, broadband switching equipment, global positioning systems, secure communications, smart weapons and munitions, and avionic upgrades. Automotive represents an emerging market for the Company's products, with significant applications in DC motors, telematics, and electronic safety controls. Other markets for the Company's products include medical instrumentation, industrial equipment, computers, and storage devices.

        For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

Corporate Headquarters	Investor Relations
8031 Avonia Road	John P. Freeman, Senior Vice President
Fairview, PA 16415	and Chief Financial Officer
Phone: 814/474-2207	Spectrum Control, Inc.
Fax: 814/474-2208	Phone: 814/474-4310